Exhibit 10.8

SUSSEX COUNTY STATE BANK
SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is as of this 15th day of May, 2000, by and between SUSSEX COUNTY STATE BANK, a state-chartered commercial bank located in Franklin, New Jersey (the “Company”) and DONALD L. KOVACH (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Executive and the Company agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Change of Control” shall mean:

(a)	a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction in which the Company is not the resulting entity;

(b)	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof;

(c)
an event of a nature that would be required to be reported in response to Item I of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(d)
Without limitation, a change in control shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or the trustees or any administration of any employee stock ownership plan and trust, or any other employee benefit plans, established by the Company from time to time is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Company representing 25% or more of the Company’s outstanding securities ordinarily having the right to vote at the election of directors; or

(e)
A proxy statement soliciting proxies from stockholders of the Company is disseminated by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company;

(f)
A tender offer is made for 25% or more of the voting securities of the Company and the shareholder owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

1.2           “Code” means the Internal Revenue Code of 1986, as amended.

1.3           “Disability” means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive’s normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.

1.4           “Effective Date” means May 15, 2000.

1.5           “Final Pay” means the average of the reported base pay (W-2 compensation) paid to the Executive by the Company for the last five (5) full calendar years.

1.6           “Incumbent Board” means the Board of Directors on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

1.7           “Normal Retiremcnt Age” means the Executive’s 70th birthday.

1.8           “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.9           “Plan Year” means a twelve-month period commencing on May 15, 2000 and ending on May 14, 2000 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.10          “Termination for Cause” See Article 5.

1.11          “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence, which is approved by the Company.

1.12          “Voluntary Early Termination” means that the Executive, prior to Normal Retirement Age, has terminated employment with the Company for reasons other than Termination for Cause, Disability, Change of Control or Involuntary Early Termination.

1.13           “Involuntary Early Termination” means that the Executive, prior to Normal Retirement Age, has been notified in writing, that employment with the Company is terminated for reasons other than an approved leave of absence, Termination for Cause, Disability, Change of Control or Voluntary Early Termination.

Article 2
Lifetime Benefits

2.1           Normal Retirement Benefit.  Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

Amount of Benefit.  The annual benefit under this Section 2.1 is 35 percent of Final Pay, as defined in Article 1.5, at the Normal Retirement Date.

Payment of Benefit.  The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for 15 years.

2.2           Involuntary Early Termination Benefit.  Upon Involuntary Early Termination, the Company shall pay to the Executive the Involuntary Early Termination benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

Amount of Benefit. The annual benefit under this Section 2.2 is 35 percent of Final Pay, as defined in Article 1.5, at Termination of Employment.

Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following Termination of Employment. The annual benefit shall be paid to the Executive for 15 years.

2.3           Voluntaiy Early Termination.  Upon Voluntary Early Termination, the Executive shall receive no benefit under this Agreement.

2.4           Disability Benefit.  If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1           Amount of Benefit.  The annual benefit under this Section 2.4 is 35 percent of Final Pay, as defined in Article 1.5, at Termination of Employment.

2.4.2           Payment of Benefit.  The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment. The annual benefit shall be paid to the Executive for 15 years.

Article 3
Death Benefits

3.1           Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.  This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1           Amount of Benefit.  The annual benefit under this Section 3.1 is 35 percent of Final Pay, provided, however, in determining the Final Pay for purposes of this section, Executive’s salary in his last full calendar year of employment shall be increased by 4% per year for each year from such last full year of employment through the Executive’s Normal Retirement Age, and the Executive’s Final Pay shall be determined based upon the average of the Executive’s pay for five years assuming that Executive had worked each year until his Normal Retirement Age and that his compensation had been increased by such 4% amount annually. By way of example and not by way of limitation of the forgoing, assume Executive dies at age 67 with a current annual salary of $160,000, and having had an annual salary of $155,000 in the prior year. For purposes of calculating his Final Pay, Executive’s compensation shall be deemed to have increased 4% for each of the three remaining years until his Normal Retirement Age. His Final Pay will therefor be the average of $155,000, $160,000, $166,400, $173,056 and $179,978, for a Final Pay of $166,886.

3.1.2           Payment of Benefit.  The Company shall pay the annual benefit to the Executive’s beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s death. The annual benefit shall be paid to the Executive’s beneficiary for 15 years.

3.2           Death During Payment of a Lifetime Benefit.  If the Executive dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3           Death After Termination of Employment But Before Payment of a Lfetime Benefit Commences.  If the Executive is entitled to a Lifetime Benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4
Beneficiaries

4.1           Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Company.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved, if the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2           Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person.  The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5
General Limitations

Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for cause.  As used in this Agreement, the term “Cause” shall mean the Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or a material breach of any provision of this Agreement. Notwithstanding the above, the Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board of Directors of the Company at a meeting of its Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before such Board of Directors), finding that in the good faith opinion of the Board of Directors, the Executive was guilty of conduct justifying termination for cause and specifying the particulars thereof in detail.

5.2           Suicide or Misstatement.  The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

5.3           Competition After Termination of Employment.  Executive agrees that during the term of his employment hereunder and for a period of one (1) year after the termination of his employment, he will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System) any enterprise which competes with the Company in the business of banking in the counties in which the Company conducts its business on the date of the Executive’s termination. In the event that this covenant not to compete shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise discretion in reforming such covenant to the end that the Executive shall be subject to a covenant not to compete that is reasonable under the circumstances and enforceable by the Company. Executive agrees to be bound by any such modified covenant not to compete.

Article 6
Claims and Review Procedures

6.1           Claims Procedure.  The Company shall notify any person or entity that makes a claim under this Agreement (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2           Review Procedure.  If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Article 8
Miscellaneous

8.1           Binding Effect.  This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2           No Guarantee of Employment.  This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company; nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3   Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4   Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5    Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6    Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of New Jersey, except to the extent preempted by the laws of the United States of America provided, however, that with respect to insurance policies owned by the Company or any insurable interest issues, the laws of Delaware shall govern.

8.7    Unfunded Arrangement.  The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8    Entire Agreenent.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9    Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

Interpreting the provisions of the Agreement;

Establishing and revising the method of accounting for the Agreement;

Maintaining a record of benefit payments; and

Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.10           Named Fiduciary.  The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXEUCTIVE:	COMPANY:

SUSSEX COUNTY STATE BANK

/s/ Donald L. Kovach	/s/ Terry H. Thompson
Donald L. Kovach	By: Terry H. Thompson
Title: EVP/COO